EXHIBIT 99.1

SigmaTron International, Inc. Reports Third Quarter Financial Results for Fiscal 2015

ELK GROVE VILLAGE, Ill., March 11, 2015 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the third quarter ended January 31, 2015.

Revenues decreased to $53.7 million for the third quarter of fiscal 2015 from $54.2 million for the same quarter in the prior year. Net income decreased to $564,080 in the third fiscal quarter compared to $743,794 for the same period in the prior year. Basic and diluted earnings per share were each $0.14 for the quarter ended January 31, 2015, compared to basic and diluted earnings of $0.19 and $0.18, respectively, for the same quarter in fiscal 2014.

For the nine months ended January 31, 2015, revenues increased to $170.2 million compared to $166.9 million for the same period ended January 31, 2014. Net income for the period ended January 31, 2015 was $727,319 compared to net income of $2,495,912 for the same period in the prior year. Basic and diluted earnings per share for the nine months ended January 31, 2015, were each $0.18 compared to basic and diluted earnings per share of $0.63 and $0.62, respectively, for the nine months ended January 31, 2014.

Commenting on SigmaTron's third quarter fiscal 2015 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, "I am pleased to report a profitable third quarter in fiscal 2015. As has been previously reported in prior press releases and filings, we have had several tax issues impact our results, both positively and negatively. However when comparing third quarter pre-tax income to prior quarters, the results are favorable. The third quarter of fiscal 2014 had a pre-tax loss of $130,182 on slightly higher revenue compared to pre-tax income of $562,123 in the third quarter of fiscal 2015. Sequentially our third quarter of fiscal 2015 had modestly lower pre-tax income than the second quarter of 2015 on significantly lower sales. Both of these comparisons point to a positive trend, even if the results are not yet where we would like them to be.

"The improved results are directly related to a more favorable mix of revenue, with more activity in the high mix, low volume assembly business. We believe this trend will continue going forward as several new customers have started production and several long term customers are launching new products.

"We encountered continuing customer volatility during the quarter and had a new challenge to deal with which was the West Coast longshoremen work slowdown/strike. This put pressure on both our supply chain and working capital. While it will take several months for this situation to return to normal, it appears the strike is over and we were able to avoid negatively impacting any customers' requirements. We appreciate the support of Wells Fargo and our supply chain as we worked through this situation.

"Going forward we remain excited and encouraged by the new and growing programs we have with our current customer base as well as the opportunities with our new customers."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including, but not necessarily limited to, the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets and goodwill impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company's business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	January 31,	January 31,	January 31,	January 31,
	2015	2014	2015	2014

Net sales	$53,702,613	$54,175,196	$170,183,609	$166,918,544

Cost of products sold	48,007,248	49,357,816	153,928,043	149,816,620

Gross profit	5,695,365	4,817,380	16,255,566	17,101,924

Selling and administrative expenses	4,907,243	4,725,540	14,269,255	14,420,852

Operating income	788,122	91,840	1,986,311	2,681,072

Other expense	225,999	222,022	685,368	621,104

Income (loss) from operations before income tax	562,123	(130,182)	1,300,943	2,059,968

Income tax expense (benefit)	(1,957)	(873,976)	573,624	(435,944)

Net income	$564,080	$743,794	$727,319	$2,495,912

Net income per common share -- basic	$0.14	$0.19	$0.18	$0.63

Net income per common share -- assuming dilution	$0.14	$0.18	$0.18	$0.62

Weighted average number of common equivalent shares outstanding - assuming dilution	4,116,015	4,088,695	4,121,657	4,055,898

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
	2015	2014

Assets:

Current assets	$95,302,043	$83,170,480

Machinery and equipment-net	33,712,993	32,692,908

Intangibles	5,283,176	5,602,754
Goodwill	3,222,899	3,222,899
Other assets	1,224,546	790,390

Total assets	$138,745,657	$125,479,431

Liabilities and stockholders' equity:

Current liabilities	$42,160,951	$37,010,798

Long-term obligations	40,205,492	33,062,290

Stockholders' equity	56,379,214	55,406,343

Total liabilities and stockholders' equity	$138,745,657	$125,479,431

CONTACT: For Further Information Contact:
         SigmaTron International, Inc.
         Linda K. Frauendorfer
         1-800-700-9095